Exhibit 99.1

For Immediate Release

Tesco Corporation Reports Fourth Quarter 2014 Results

HOUSTON, March 31, 2015 -- Tesco Corporation (NASDAQ: TESO) ("TESCO" or the "Company") today reported a net loss of $2.1 million, or $(0.05) per diluted share, for the fourth quarter ended December 31, 2014. Adjusted net income for the quarter was $4.8 million, or $0.12 per diluted share, which excludes the impact of certain foreign currency losses, certain warranty and legal reserves, asset valuation charges against our Venezuelan operation, and costs associated with executive retirement and other severance costs. This compares to net income of $7.5 million, or $0.18 per diluted share, in the third quarter of 2014, and net income of $5.1 million, or $0.13 per diluted share, for the fourth quarter of 2013. Adjusted net income in the third quarter of 2014 was $11.1 million, or $0.27 per diluted share, and in the fourth quarter of 2013 was $8.3 million, or $0.21 per diluted share. Fourth quarter 2014 revenue was $134.5 million, compared to $141.9 million for the third quarter of 2014 and to $136.8 million for the fourth quarter of 2013, a decrease of 5% and 2%, respectively.

As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, certain prior-period financial information has been revised to properly reflect out-of-period adjustments found during the year-end close and audit process. All prior-period financial information in this news release has been revised. The revisions to prior years did not reach the materiality threshold to require restatements.

As a result of the financial control assessment around the out-of-period adjustments requiring this revision, the Company has determined it has a material weakness in its financial controls over certain processes impacted by foreign exchange revaluation. While the Company believes it has developed enhanced controls to remediate this control weakness, the Company will have to test the effectiveness of the enhanced controls over several quarters to validate the remediation.

Commentary

Fernando Assing, TESCO's Chief Executive Officer, commented, "As we announced in December, the rapid decline in energy prices in the fourth quarter impacted drilling activity and consequently reduced our customers’ planned spending. These developments affected the demand for TESCO’s capital equipment as some customers requested to defer the shipment of eight top drives from the fourth quarter of 2014 to 2015 or 2016. In addition, we received order cancellations for six top drives that impacted the fourth quarter. We shipped 26 top drives and booked 18 new top drives during the fourth quarter, before cancellations. We also experienced tubular service activity declines, primarily in North America, as well as some temporary client-related rig activity disruptions in Mexico and temporary customer drilling program changes in Argentina.

“During the fourth quarter, we initiated restructuring activities to address the expected market pressures of 2015 that should provide annualized savings of $3 million per year with a full benefit starting in the second half of 2015. These actions resulted in approximately $1 million of charges. We ended the quarter with almost $73 million in cash, despite paying a quarterly dividend of $0.05 per share, or $2.0 million, and repurchasing approximately 918,000 shares for $12 million during the fourth quarter.

“During the first quarter of 2015, we expect to report 14 top drives shipped and five top drives booked, resulting in a backlog of 24 units, of which 12 are scheduled to ship in 2015. With lower activity and pricing pressures in most of our offerings and cost reductions lagging activity and pricing declines, especially in North America, we expect to incur a small operating loss in the first quarter before restructuring charges. Tesco’s revenues are highly correlated to rig count, and the declines in rig count experienced in the first quarter are expected to continue to negatively impact Tesco during the second quarter and potentially for the balance of the year. During the first quarter, we accelerated the restructuring initiatives through headcount reductions, wage and benefit reductions and operating expense controls. These additional measures will result in charges of approximately $2.5 to $3.0 million in the first quarter but are expected to provide annualized savings of over $25 million per year with a full benefit starting in the second half of 2015. We will continue to take actions to protect profitability in this market.

“However, we have also been actively pursuing opportunities to increase our market share in third-party top drive after-market and reframing our tubular service offerings, including adding additional scope and offerings. We are positioned to deal with the current market conditions, and cash generation and preservation remains a top priority until such conditions improve. Our balance sheet provides stability and flexibility, and our technologies, safety and quality will continue to provide the differentiation required to be competitive in the market place."

TESCO CORPORATION
Summary of Results
(in millions, except per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,

	2014	2013	2014	2014	2013
Segment revenue	(Unaudited)		(Unaudited)
Top Drives
Sales	$35.2	$34.6	$41.6	$142.6	$127.2
Rental services	25.5	32	26.7	103.7	125.1
After-market sales and service	19.4	15.3	19.4	72.5	59.3
	80.1	81.9	87.7	318.8	311.6
Tubular Services
Automated	44.3	45.2	43.7	181.6	171.9
Conventional	10.1	9.7	10.5	42.5	40.8
	54.4	54.9	54.2	224.1	212.7

Casing Drilling	—	—	—	0.1	0.6
Consolidated revenue	$134.5	$136.8	$141.9	$543.0	$524.9

Segment operating income (loss):
Top Drives	$9.8	$15.7	$18.9	$58.6	$68.0
Tubular Services	4.1	8.3	9.3	35.5	35.9
Casing Drilling	—	0.1	(0.3)	(0.6)	2.1
Research and Engineering	(2.8)	(1.9)	(1.9)	(9.6)	(8.6)
Corporate and other	(9.5)	(10.4)	(9)	(37.4)	(42.6)
Consolidated operating income	$1.6	$11.8	$17.0	$46.5	$54.8
Net income (loss)	$(2.1)	$5.1	$7.5	$21.4	$35.3
Earnings (loss) per share (diluted)	$(0.05)	$0.13	$0.18	$0.53	$0.89
Adjusted EBITDA(a) (as defined)	$22.6	$24.6	$28.5	$104.1	$103.4
________________________

(a)	See explanation of Non-GAAP measure below

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1)
 (in millions)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2014	2013	2014	2014	2013
Net income under U.S. GAAP	$(2.1)	$5.1	$7.5	$21.4	$35.3
Income tax expense	1.8	3.2	6.1	17.0	15.0
Depreciation and amortization	11.5	10.3	10.4	42.0	41.2
Net interest expense	0.2	0.7	0.2	1.0	0.8
Stock compensation expense-non-cash	0.8	1.3	1.2	4.7	5.9
Severance & executive retirement charges	2.8	1.3	—	2.8	1.3
Bad debt from certain accounts	0	—	—	2.4	—
Foreign exchange (gain) loss	1.9	2.7	3.1	7.1	5.3
Venezuela charges	3.1	—	—	3.1	—
Warranty & legal reserves	2.6	—	—	2.6	—
Gain on sale of Casing Drilling	—	—	—	—	(1.4)
Adjusted EBITDA	$22.6	$24.6	$28.5	$104.1	$103.4

(1)
Our management reports our financial statements in accordance with U.S. GAAP but evaluates our performance based on non-GAAP measures, of which a primary performance measure is Adjusted EBITDA. Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, foreign exchange gains or losses, noted income or charges from certain accounts, non-cash stock compensation, non-cash impairments, depreciation and amortization, gains or losses from merger and acquisition transactions and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

 Our management uses Adjusted EBITDA:

•
as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	to assess compliance with financial ratios and covenants included in our credit agreements; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

 TESCO CORPORATION
Reconciliation of GAAP Net Income to Adjusted Net Income (2)
 (in millions. except earnings per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2014	2013	2014	2014	2013
Net income (loss) under U.S. GAAP	$2.1	$5.1	$7.5	$21.4	$35.3
Severance & executive retirement charges	2.1	0.9	—	2.1	0.9
Warranty & Legal reserves	1.9	—	—	1.9	—
Certain foreign exchange (gains) losses	0.6	2.3	2.7	4.7	4.8
Bad debt on certain accounts	—	—	—	1.6	—
Certain tax-related charges	—	—	—	0.9	—
Venezuela charges	2.3	—	—	2.3	—
(Gain)/Loss on sale of Casing Drilling	—	—	—	—	(1.0)
Adjusted Net Income	$4.8	$8.3	$10.2	$34.9	$40.0

Diluted earnings (loss) per share:
Net income (loss) under U.S. GAAP	$(0.05)	$0.13	$0.18	$0.53	$0.89
Severance & executive retirement charges	0.05	0.02	—	0.05	0.02
Warranty & Legal reserves	0.05	—	—	0.05	—
Certain foreign exchange (gains) losses	0.01	0.06	0.07	0.12	0.12
Bad debt on certain accounts	—	—	—	0.04	—
Certain tax-related charges	—	—	—	0.02	—
Venezuela charges	0.06	—	—	0.06	—
(Gain)/Loss on sale of Casing Drilling	—	—	—	—	(0.02)
Adjusted Net Income	$0.12	$0.21	$0.25	$0.87	$1.01

(2)
Adjusted net income is a non-GAAP measure comprised of net income attributable to Tesco excluding the impact of certain identified items. The Company believes that adjusted net income is useful to investors because it is a consistent measure of the underlying results of the Company’s business. Furthermore, management uses adjusted net income as a measure of the performance of the Company’s operations.

Fourth Quarter 2014 Financial and Operating Metrics

Top Drives Segment Metrics

•	Revenue from the Top Drive segment for Q4 2014 was $80.1 million, a $7.6 million, or 8.7%, decrease from Q3 2014 and a $1.8 million, or 2.2%, decrease from Q4 2013.

•	Top Drive sales for Q4 2014 included 26 units (26 new and 0 used), compared to 33 units (32 new and 1 used) sold in Q3 2014 and 26 units (24 new and 2 used) sold in Q4 2013.

•	The rental top drive fleet was 135 during the fourth quarter.

•
Operating income before adjustments in the Top Drive segment for Q4 2014 was $9.8 million, a $9.1 million, or 48.1%, decrease from Q3 2014 and a $5.9 million, or 37.6%, decrease from Q4 2013.  Our Top Drive operating margins before adjustments were 12% in Q4 2014, a decrease from 22% and 19% in Q3 2014 and Q4 2013, respectively. Fourth quarter operating income and operating margin after adjustments were $15.5 million and 19.4%, respectively, which was consistent with prior quarters.

•
At December 31, 2014, Top Drive backlog was 33 units, with a total potential value of $35.5 million, compared to 47 units at September 30, 2014, with a potential value of $52.0 million.  This compares to a backlog of 32 units at December 31, 2013, with a potential value of $44.2 million. Approximately one-third of the backlog at year-end is not scheduled to ship until 2016.  Today, our backlog stands at 24 units with a potential value of $24.5 million.

Tubular Services Segment Metrics

•	Revenue from the Tubular Services segment for Q4 2014 was $54.4 million, a $0.2 million, or 0.4%, increase from Q3 2014 and a $0.5 million, or 0.9%, decrease from Q4 2013.

•	We performed 1,044 automated casing running jobs in Q4 2014 compared to 1,045 in Q3 2014 and 1,014 in Q4 2013.

•
Operating income before adjustments in the Tubular Services segment for Q4 2014 was $4.1 million, a $5.2 million, or 55.9%, decrease from Q3 2014 and a $4.2 million, or 50.6%, decrease from Q4 2013.  Our Tubular Services operating margins were 8% for Q4 2014, down from 17% and 16% in Q3 2014 and Q4 2013, respectively. Fourth quarter operating income and operating margin after adjustments were $5.0 million and 9.2%, respectively. The sequential decline in adjusted operating margins was due primarily to client-related rig activity disruptions in Mexico and temporary customer drilling program changes in Argentina.

Other Segments and Expenses

•
Research and engineering costs for Q4 2014 were $2.8 million, compared to $1.9 million in Q3 2014 and $1.9 million in Q4 2013. We continue to invest in the development, commercialization, and enhancements of our proprietary technologies relating to our Top Drive and Tubular Services segments.

•
Corporate and other costs for Q4 2014 were $9.5 million, a $0.5 million, or 5.6%, increase from Q3 2014 and a $0.9 million, or 8.7%, decrease from Q4 2013. Excluding the costs associated with executive retirement, corporate and other costs would have been $7.6 million.

•
Net foreign exchange losses for Q4 2014 were $1.9 million, compared to $3.1 million in Q3 2014 and $2.7 million in Q4 2013. The largest foreign exchange losses were from the Mexican peso, the Venezuelan bolivar, and the Russian ruble, partially offset by a gain on the Argentine peso.

•
Our effective tax rate for Q4 2014 was (552)% compared to 45% in Q3 2014 and 43% in Q4 2013. Excluding the impact of adjustments, the fourth quarter tax rate would have been 48%. The reported fourth quarter tax rate also included a year-to-date rate true-up that negatively impacted the fourth quarter by $0.02 per diluted share, or 7 percentage points of effective tax rate.

•	Total capital expenditures were $5.3 million in Q4 2014, primarily for tubular services equipment, a $3.9 million, or 30%, decrease from Q3 2014 and a $3.5 million, or 27%, decrease from Q4 2013.
Conference Call

The Company will conduct a conference call to discuss its results for the fourth quarter 2014 on Wednesday, April 1 at 9:00 a.m. Central Time.  To participate in the conference call, dial 1-877-407-0672 inside the U.S. or 1-412-902-0003 outside the U.S. approximately 10 minutes prior to the scheduled start time. The conference call and all questions and answers will be recorded and made available until April 15. To listen to the replay, call 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and enter conference ID 13605778#.

The conference call will be webcast live as well as by replay at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site.

TESCO Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States and Canada. Casing Drive System™, CDS™, Multiple Control Line Running System™ and MCLRS™ are trademarks in the United States and Canada.

For further information please contact:
Chris Boone (713) 359-7000
Tesco Corporation

Caution Regarding Forward-Looking Information and Risk Factors

This news release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this news release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers' exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry),  risks, including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available through www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and through www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our Annual Report on Form 10-K filed for the year ended December 31, 2014 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)
Revenue	$134.5	$136.8	$543.0	$524.9
Operating expenses
Cost of sales and services	114.8	109.8	433.6	413.4
Selling, general and administrative	15.3	13.3	53.3	49.5
(Gain) Loss on sale of Casing Drilling	—	—	—	(1.4)
Research and engineering	2.8	1.9	9.6	8.6
	132.9	125.0	496.5	470.1
Operating income	1.6	11.8	46.5	54.8
Interest expense, net	0.2	0.7	1.0	0.8
Other expense (income), net	1.7	2.8	7.1	3.7
Income before income taxes	(0.3)	8.3	38.4	50.3
Income taxes	1.8	3.2	17.0	15.0
Net income	$(2.10)	$5.1	$21.4	$35.3
Earnings per share:
Basic	$(0.05)	$0.13	$0.54	$0.90
Diluted	$(0.05)	$0.13	$0.53	$0.89
Dividends per share:
Basic	$0.05	$—	$0.15	$—
Weighted average number of shares:
Basic	$39.70	$39.4	$39.9	$39.1
Diluted	$40.20	$40.2	$40.5	$39.8

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	December 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$72.5	$97.3
Accounts receivable, net	128.7	141.2
Inventories, net	114.7	96.9
Other current assets	44.8	42.8
Total current assets	360.7	378.2
Property, plant and equipment, net	202.5	204.5
Goodwill	34.4	32.7
Other assets	21.7	19.3
Total assets	$619.3	$634.7
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long term debt	$—	$0.5
Accounts payable	36.1	45.2
Accrued and other current liabilities	46.7	60.3
Income taxes payable	8.9	4.8
Total current liabilities	91.7	110.8
Other liabilities	2.2	1.0
Long-term debt	—	—
Deferred income taxes	12.3	9.5
Shareholders' equity	513.1	513.4
Total liabilities and shareholders’ equity	$619.3	$634.7